Exhibit 99.1

News Release

Richard P. McKenney Joins U.S. Bancorp Board of Directors

MINNEAPOLIS, MN (October 17, 2017) — U.S. Bancorp (NYSE:USB) announced today that its Board of Directors has elected Richard P. McKenney as a director of the company, effective immediately.

McKenney, 48, is the president and chief executive officer of Chattanooga, Tenn., based Unum Group (NYSE:UNM), a leading provider of financial protection benefits in the workplace, including disability, life, dental, and voluntary benefits.

He joined Unum in 2009 as executive vice president and chief financial officer, where he was responsible for overall financial management of the company. Previously, McKenney worked for Sun Life Financial, Inc. as executive vice president and chief financial officer. He began his career at General Electric, transitioning from manufacturing to financial leadership roles over the course of his career.

“Rick’s extensive leadership experience makes him a valuable addition to our Board of Directors,” said Richard K. Davis, executive chairman of U.S. Bancorp. “His financial risk expertise within the financial industry will be invaluable and help inform our strategy and business planning. We are delighted that he is joining our Board and look forward to benefitting from his contributions and perspective.”

About U.S. Bank

Minneapolis-based U.S. Bancorp (NYSE: USB), with $464 billion in assets as of June 30, 2017, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,088 banking offices in 25 states and 4,826 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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Contact:

•	Jennifer Thompson, U.S. Bank Investor Relations – 612.303.0778; jen.thompson@usbank.com

•	Stacey Wempen, U.S. Bank Corporate Financial Communications – 612.303.7620; stacey.wempen@usbank.com

Twitter @usbank_news